EXHIBIT 6.9

FORM OF STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of [December 31, 2014] [March 17, 2015], (the “Agreement Date”), and is made by and among Blue Ridge Bankshares, Inc., a Virginia corporation (“Issuer”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A. Issuer is the holding company for its wholly-owned subsidiary bank, Blue Ridge Bank, Inc., a commercial bank organized under the laws of Virginia (the “Bank”).

B. Each Purchaser, severally and not jointly, wishes to purchase, and Issuer wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate number of shares of Issuer’s common stock, no par value per share (the “Common Stock”), set forth below such Purchaser’s name on the signature page of this Agreement (which aggregate amount for all Purchasers shall be [            ] shares of Common Stock and shall be collectively referred to herein as the “Shares”).

C. Prior to the Closing (as defined herein), Issuer and each Purchaser will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement” and together with this Agreement, the “Transaction Documents”), pursuant to which, among other things, Issuer will agree to provide to the Purchasers certain registration rights with respect to the Shares under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws.

D. The private placement of the Common Stock is being conducted in accordance with Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, such that registration of the Common Stock under federal and state securities laws is not required.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, and the mutual representations, covenants and agreements of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENTS

Section 1. ISSUANCE OF STOCK.

Section 1.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing Issuer shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from Issuer, the number of Shares set forth below such Purchaser’s name on the signature page of this Agreement at a per Share price equal to Fourteen Dollars ($14.00) (the “Purchase Price”).

Section 1.2 Closing.

(a) Closing. Subject to the terms of this Agreement, the completion of the sale and purchase of the Shares (the “Closing”) shall be held on the date that is one Business Day after the date that the last of the conditions in Section 5.1 and Section 5.2 has been satisfied (disregarding for this purpose those conditions that are to be satisfied at the Closing), or such other time as may be mutually agreed upon by the parties to this Agreement (the “Closing Date”), at the main office of Issuer, or at such other location or by such other method (including exchange of signed documents) as may be mutually agreed upon by the parties to this Agreement.

Section 1.3 Closing Deliveries.

(a) On or prior to the Closing, Issuer shall issue, deliver or cause to be delivered to each Purchaser the following:

(i) this Agreement, duly executed by Issuer;

(ii) one or more stock certificates (if physical certificates are required by the Purchaser to be held immediately prior to Closing; if not, then facsimile or “.pdf” copies of such certificates shall suffice for purposes of Closing with the original stock certificates to be delivered within two (2) Business Days of the Closing Date), free and clear of all restrictive and other legends (except as expressly provided in Section 4.4(a)), evidencing the Shares subscribed for by such Purchaser hereunder, or evidence of such shares in uncertificated book-entry form, registered in the name of such Purchaser or as otherwise set forth on such Purchaser’s Stock Certificate Questionnaire included as Exhibit B-2 hereto (the “Stock Certificates”);

(iii) a legal opinion of Issuer’s counsel, dated as of the Closing Date and substantially in the form attached hereto as Exhibit C, executed by such counsel and addressed to the Purchasers;

(iv) the Registration Rights Agreement, duly executed by Issuer;

(v) a certificate of the Secretary of Issuer, in the form attached hereto as Exhibit D, dated as of the Closing Date, certifying: (A) the resolutions adopted by the board of directors of Issuer (the “Board”) or a duly authorized committee thereof approving the transactions contemplated by the Transaction Documents and the authorization and issuance of the Shares; (B) the current versions of the articles of incorporation and bylaws of Issuer; and (C) as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of Issuer;

(vi) a certificate of the President and Chief Executive Officer of Issuer, in the form attached hereto as Exhibit E, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 5.1(a), Section 5.1(b) and Section 5.1(d);

(vii) a certificate of good standing for Issuer from and certified by the State Corporation Commission of the Commonwealth of Virginia (the “Virginia SCC”), as of a recent date; and

(viii) a certificate of good standing for the Bank from and certified by the Virginia SCC as of a recent date.

(b) On or prior to the Closing, each Purchaser shall deliver or cause to be delivered to Issuer the following:

(i) this Agreement, duly executed by such Purchaser;

(ii) the Registration Rights Agreement, duly executed by such Purchaser;

(iii) its Subscription Amount, in U.S. dollars and in immediately available funds, in accordance with written wire transfer instructions received by such Purchaser from Issuer at least one Business Day prior to the Closing; and

(iv) a fully completed and duly executed Accredited Investor Questionnaire, reasonably satisfactory to Issuer, and Stock Certificate Questionnaire in the forms attached hereto as Exhibits B-1 and B-2, respectively.

Section 2. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer acknowledges that the representations and warranties of Issuer contained herein are a material inducement for each Purchaser to enter into the Transaction Documents. Except as set forth on Schedule B to this Agreement, Issuer hereby represents and warrants to each of the Purchasers as of the date hereof and as of the Closing Date (except for the representations and warranties that speak as of a specific date, which are made as of such date) as follows:

Section 2.1 Organization. Issuer: (a) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; (b) is in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; (c) is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (d) has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.

Section 2.2 Subsidiary Organization. The Bank is the sole banking subsidiary of Issuer and is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding shares of capital stock of or other equity interests in each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are directly owned by Issuer, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. Each Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC to the fullest extent permitted under applicable law. No event attributable to Issuer or the Bank has occurred which would reasonably be expected to adversely affect the status of the Bank as an FDIC-insured institution.

Section 2.3 Authorization; Enforceability. Issuer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Issuer have been authorized by all necessary corporate action, and no further corporate action is required by Issuer. This Agreement constitutes a legal, valid and binding obligation of Issuer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws (including laws and regulations specifically applicable to bank holding companies registered with the Federal Reserve) and subject to general principles of equity.

Section 2.4 Issuance of the Shares. When issued to and paid for by the Purchasers in accordance with the Transaction Documents, the Shares will be duly and validly authorized and issued, fully paid and nonassessable and freely transferable (except to the extent of any resale restrictions under the Securities Act and any other applicable federal or state laws restricting transfer) and subject to no claim of right. Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the offer and sale of the Shares will be issued in compliance with all applicable federal and state securities laws.

Section 2.5 No Conflicts. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or bylaws of Issuer or the organizational documents or bylaws of any Subsidiary, as each is in effect on the Agreement Date, or any currently effective resolution adopted by the boards of directors or shareholders of Issuer or any Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Governmental Agency or other Person the valid and enforceable right to exercise any remedy or obtain any relief under, any Legal Requirement to which Issuer or any Subsidiary, or any of their respective assets that are owned or used by them, is subject; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any contract or other binding agreement, verbal or written, to which Issuer or any Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Issuer or any Subsidiary; except, in the case of each of clauses (c) and (d), where any such contravention, conflict, violation, breach, lien, charge or encumbrance would not reasonably be expected to have a Material Adverse Effect.

Section 2.6 Filings, Consents and Approvals. Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Agency or other Person in connection with the execution, delivery and performance by Issuer of this Agreement (including, without limitation, the issuance of the Shares other than: (a) filings required by applicable state securities laws; and (b) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D.

Section 2.7 Capitalization. As of the Agreement Date and immediately prior to the Closing, the authorized capital stock of Issuer consists of 5,000,000 shares of Common Stock, of which [            ] shares are issued and outstanding, and 250,000 shares of preferred stock, of which 4,500 shares are issued and outstanding as Issuer’s Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “SBLF Preferred Stock”). All outstanding shares of capital stock have been validly issued and are fully paid and nonassessable. None of Issuer’s currently outstanding shares of capital stock have been issued in violation of any federal or state securities laws or any other Legal Requirement, or in violation of the preemptive or other similar rights of any shareholder of Issuer or any other entity. Other than as set forth in Sections 4.11 and 4.13, none of Issuer’s shares of capital stock are subject to preemptive or other similar rights of any shareholder of Issuer or any other entity. Section 2.7 of Schedule B sets forth certain information regarding the Purchasers and the number of Shares to be issued by Issuer to the Purchasers at Closing.

Section 2.8 Financial Statements. True and complete copies of the following financial disclosure materials (collectively, the “Financial Statements”) are provided in the virtual data room to which each Purchaser has received access (or could have received access upon request to Issuer but declined) prior to the Agreement Date: (a) FR Y-9SP Parent Company Only Financial Statements for Small Bank Holding Companies of Issuer for period ended June 30, 2014, (b) Blue Ridge Bankshares, Inc. Parent of Blue Ridge Bank Luray, Virginia Financial Statements with Independent Auditors’ Report thereon of Issuer for periods ended December 31, 2013 and 2012; and (c) Consolidated Report of Condition and Income for A Bank With Domestic Offices Only – FFIEC 041 of the Bank for period ended September 30, 2014. The Financial Statements present fairly the financial position of Issuer and its consolidated Subsidiaries including the Bank, as applicable, at the dates and for the periods of such statements. The Financial Statements have been prepared in conformity with the requirements of the applicable Governmental Agency and with GAAP applied on a consistent basis throughout the periods involved.

Section 2.9 Books and Records. The financial statements, books of account, minute books, stock record books and other records of Issuer and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Issuer’s and each Subsidiary’s respective business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by applicable Legal Requirements. The minute books of Issuer and its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and all material corporate action taken by, their respective shareholders, board of directors and committees of the board of directors.

Section 2.10 Title to Properties. Issuer and each Subsidiary have good and marketable title to all material assets and properties, whether real or personal, tangible or intangible, that they purport to own, including all real property carried by the Bank as other real estate owned, subject to exceptions that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 2.11 Loan Portfolio.

(a) Other than as would not be reasonably expected to have a Material Adverse Effect, to the Knowledge of Issuer, Issuer and each Subsidiary have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any loan, lease or other extension of credit or commitment to extend credit (“Loans”) originated, purchased or serviced by Issuer or any of its Subsidiaries and have satisfied in all material respects: (i) all applicable laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing or filing of claims in connection with Loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages; (ii) the responsibilities and obligations relating to Loans set forth in any contract or agreement between Issuer or any of its Subsidiaries and any Agency, Loan Investor or Insurer (each as defined below); (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer; (iv) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each Loan; and (v) the underwriting guidelines and other loan policies and procedures of Issuer or its applicable Subsidiary.

(b) During the past five (5) years, no Agency, Loan Investor or Insurer has: (i) claimed in writing that Issuer or any Subsidiary has violated or has not complied with the applicable underwriting standards with respect to Loans sold by Issuer or any of its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of Loan servicing rights to a Loan Investor; (ii) imposed in writing restrictions on the activities (including commitment authority) of Issuer or any of its Subsidiaries; or (iii) indicated in writing to Issuer or any of its Subsidiaries that it has terminated or intends to terminate its relationship with Issuer or any of its Subsidiaries for poor performance, poor Loan quality or concern with respect to Issuer’s or any Subsidiary’s compliance with laws.

(c) The characteristics of the loan portfolio of the Bank have not materially changed from the characteristics of the loan portfolio of the Bank as of September 30, 2014.

(d) For purposes of this Section 2.11: (i) “Agency” means the Small Business Administration, the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Government National Mortgage Association, the Rural Housing Service of the United States Department of Agriculture or any other federal or state agency with authority to (A) determine any investment, origination, lending or servicing requirements with regard to Loans originated, purchased or serviced by Issuer or any Subsidiary or (B) originate, purchase, or service Loans, or otherwise promote lending, including state and local housing finance authorities; (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any Loan originated, purchased or serviced by Issuer or any Subsidiary or a security backed by or representing an interest in any such Loan; and (iii) “Insurer” means a person who insures or guarantees for the benefit of the Loan holder all or any portion of the risk of loss upon borrower default on any of the Loans originated, purchased or serviced by Issuer or any Subsidiary, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the United States Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such Loans or the related collateral.

Section 2.12 Allowance for Loan and Lease Losses. The Bank’s allowance for loan and lease losses, as reflected in its most recent Call Report, was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of the loans owned by the Bank under the requirements of GAAP consistently applied and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects as of such date under the requirements of GAAP and all Legal Requirements to provide for estimated credit losses for specifically identified loans that are determined to be impaired and estimated probable credit losses inherent in the remainder of the Bank’s loan portfolio.

Section 2.13 Undisclosed Liabilities; Adverse Changes. Neither Issuer nor any Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in its respective most recent quarterly financial statements and current liabilities incurred in the ordinary course of business since the respective dates thereof. Since the date of the latest consolidated quarterly financial statements of Issuer and its Subsidiaries, there has not been any change in the business, operations, properties, prospects, assets or condition of Issuer or any Subsidiary, and, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 2.14 Taxes.

(a) Issuer and each Subsidiary have duly and timely filed, or will duly and timely file, each return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Agency (collectively, “Tax Returns”) in connection with the determination, assessment, collection or payment of any tax, levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Agency (a “Tax”) that is required to be filed by it on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. In all material respects, Issuer and each Subsidiary have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Issuer and/or any Subsidiary, or claimed to be due and payable by any Governmental Agency, and are not delinquent in the payment of any Tax, except such Taxes as to which adequate reserves have been provided as set forth in the Financial Statements.

(b) There is no claim or assessment pending or, to the Knowledge of Issuer, threatened against Issuer or any Subsidiary for any Taxes that it owes. No audit, examination or investigation related to Taxes paid or payable by Issuer or any Subsidiary is presently being conducted or, to the Knowledge of Issuer, threatened by any Governmental Agency. Neither Issuer nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Issuer’s or any Subsidiary’s assets.

Section 2.15 Compliance with Legal Requirements. Issuer and each Subsidiary holds all licenses, certificates, permits, authorizations and consents from all appropriate Governmental Agencies necessary and material for the conduct of its respective business. Issuer and each Subsidiary is in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by Issuer or any Subsidiary of, or a failure on the part of Issuer or any Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Issuer or any Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where, in the case of either clause (a) or (b), the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect.

Section 2.16 Regulatory Matters. Neither Issuer nor any Subsidiary is subject or is party to, or has received any notice or advice from any Governmental Agency that any of them may become subject or party to any investigation with respect to, any corrective, suspension or cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Agency that currently relates to or restricts the conduct of their business or that in any manner relates to their capital adequacy, credit policies, management or business (each, a “Regulatory Agreement”), other than as provided in the virtual data room to which each Purchaser has received access (or could have received access upon request to Issuer but declined) prior to the Agreement Date, nor has Issuer or any Subsidiary been advised by any Governmental Agency that it is considering issuing or requesting any Regulatory Agreement. There is no unresolved violation, criticism or exception by any Governmental Agency with respect to any report or statement relating to any examinations of Issuer or any Subsidiary.

Section 2.17 Pending Litigation. There are no actions, suits, proceedings or arbitrations pending, or, to the Knowledge of Issuer, threatened against Issuer or any Subsidiary at law or in equity or before or by any Governmental Agency, domestic or foreign, that if adversely determined would reasonably be expected to have a Material Adverse Effect. Neither Issuer nor any Subsidiary is in default with respect to any material order, writ, injunction, or decree of, or any Regulatory Agreement with, any Governmental Agency, domestic or foreign.

Section 2.18 No Defaults. Each Material Contract to which Issuer or a Subsidiary is a party is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give any counterparty to any Material Contract the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, such Material Contract. Other than in the ordinary course of business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to Issuer or a Subsidiary under current or completed Material Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 2.19 Insurance. Issuer and each Subsidiary have such insurance in place as Issuer’s management deems reasonable with respect to their respective businesses (including bankers’ blanket bond and insurance providing benefits for employees). A complete and correct list of insurance policies maintained by Issuer and each Subsidiary (each, a “Policy”) is provided in the virtual data room to which each Purchaser has received access (or could have received access upon request to Issuer but declined) prior to the Agreement Date. Each Policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on each Policy have been paid in full.

Section 2.20 Regulatory Filings. During the past five (5) years, Issuer and each Subsidiary have filed in a timely manner all required filings with all Governmental Agencies. All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.21 Indemnification Claims. To the Knowledge of Issuer, no action or failure to take action by any director, executive officer, employee or agent of Issuer or any Subsidiary has occurred that has given rise, or may be expected to give rise, to a claim or a potential claim by any such Person for indemnification against Issuer or any Subsidiary under any contract with, or the corporate indemnification provisions of, Issuer or any Subsidiary, or under any Legal Requirements.

Section 2.22 Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3 of this Agreement, the due performance by the Purchasers of the covenants and agreements set forth in this Agreement, compliance by the Purchasers with the offering and transfer restrictions and procedures described in this Agreement, and the accuracy of all information disclosed in the Accredited Investor Questionnaires, no registration under the Securities Act is required for the offer and sale of the Shares by Issuer to the Purchasers under this Agreement.

Section 2.23 Registration Rights. As of the Agreement Date and immediately prior to the Closing, no Person has any right to cause Issuer or any Subsidiary to effect the registration under the Securities Act of any securities of Issuer or any Subsidiary other than the holder(s) of the SBLF Preferred Stock pursuant to the Securities Purchase Agreement, dated August 18, 2011, between Issuer and the United States Department of the Treasury, and Annex E thereto, and as of the Agreement Date and immediately after the Closing, no Person will have any right to cause Issuer or any Subsidiary to effect the registration under the Securities Act of any securities of Issuer or any Subsidiary other than (a) the purchasers of Common Stock in the Closing and the registration rights agreements related thereto, and (b) the holder(s) of the SBLF Preferred Stock pursuant to the Securities Purchase Agreement, dated August 18, 2011, between Issuer and the United States Department of the Treasury, and Annex E thereto.

Section 2.24 Prohibition on Dividends. Neither Issuer nor any Subsidiary is currently prohibited, directly or indirectly, under any order of any Governmental Agency (other than orders applicable to bank or savings and loan holding companies and their subsidiaries generally), under any applicable law, under any adopted policy or under any agreement or other instrument to which it is a party or is subject, from paying any dividends on any of its capital stock (including any dividends payable to Issuer in the case of the Bank), from making any other distribution on Issuer’s or any Subsidiary’s capital stock, or in the case of the Bank from repaying to Issuer or any other Subsidiary any loans or advances to such Subsidiary or from transferring any of the Bank’s properties, assets or operations to Issuer or any other Subsidiary.

Section 2.25 Investment Company. Neither Issuer nor any of its Subsidiaries is required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and neither Issuer nor any Subsidiary sponsors any Person that is required to be registered as an investment company.

Section 2.26 Accuracy of Information Furnished. The following information furnished to the Purchasers by Issuer in connection with the Purchasers’ examination of Issuer is correct in all material respects, and does not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements contained therein not misleading: all items provided in the virtual data room in which each Purchaser has received access (or could have received access upon request to Issuer but declined) prior to the Agreement Date.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser acknowledges that the representations and warranties of such Purchaser contained herein are a material inducement for Issuer to enter into the Transaction Documents. Each Purchaser hereby represents and warrants to Issuer as of the date hereof and as of the Closing Date (except for the representations and warranties that speak as of a specific date, which are made as of such date) as follows:

Section 3.1 Organization; Authority. If such Purchaser is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership, limited liability company or other power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. If such Purchaser is an entity, the execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. If such Purchaser is not an entity, such Purchaser has all requisite capacity to enter into and consummate the transactions contemplated hereby, and no further consent or authorization is required by the Purchaser in connection with the execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement.

Section 3.2 Agreement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered by such Purchaser.

Section 3.3 No Conflicts. Neither the execution or delivery of the Transaction Documents nor the consummation of any of the Contemplated Transactions will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under: (a) any contract; or, (b) any Legal Requirement; or (c) any order, writ, judgment, injunction, decree, determination or award, which, in any of the foregoing cases, is binding upon or affecting such Purchaser.

Section 3.4 Accredited Investor. Such Purchaser is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”). Such Purchaser has provided the information in the Accredited Investor Questionnaire attached hereto as Exhibit B-1, and the information contained therein is complete and accurate as of the date thereof, as of the date hereof and as of the Closing Date. Purchaser will promptly notify Issuer if such Purchaser no longer qualifies as an Accredited Investor.

Section 3.5 Private Placement. Such Purchaser understands and acknowledges that: (a) the Shares sold by Issuer will be issued without registration under the Securities Act, in reliance on an exemption from registration set forth in Section 4(a)(2) of the Securities Act, or registration under any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only in accordance with exemptions from registration under the Securities Act and applicable state securities laws; and (b) Issuer has not made nor is it making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of any of the Securities, or that Purchaser will be able to resell the Shares at or above the price paid by such Purchaser.

Section 3.6 Ability to Bear Economic Risk of Investment. Such Purchaser recognizes that an investment in the Shares involves substantial risk. Such Purchaser has the ability to bear the economic risk of the prospective investment in the Shares and the ability to bear a complete loss of all of such Purchaser’s investment in Issuer. Such Purchaser has adequate means of providing for its current needs and personal contingencies and has no need for liquidity in this investment.

Section 3.7 No Offering Memorandum. Such Purchaser acknowledges that: (a) it is not being provided with the disclosures that would be required if the offer and sale of the shares of Common Stock were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of such shares; (b) it has conducted its own examination of Issuer and its

Subsidiaries and the terms of the Shares; (c) it has requested specific financial and other information from Issuer, which has been supplied, and it has carefully reviewed such materials; and (d) it has availed itself of public access to financial and other information concerning Issuer and its subsidiaries to the extent it deems necessary to make its decision to purchase any of the Shares.

Section 3.8 Investment Decision. Such Purchaser has made its investment decision based upon its own judgment, due diligence and advice from such advisers as it has deemed necessary and not upon any view expressed by any other Person, including any of the directors, officers, employee or agents of Issuer or its Subsidiaries. Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or its advisors or representatives, if any, shall modify, amend or affect such Purchaser’s right to rely on Issuer’s representations and warranties contained herein. Such Purchaser is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of Issuer, except for the express statements, representations and warranties of Issuer made or contained in this Agreement. Furthermore, such Purchaser acknowledges that nothing in this Agreement or any other materials presented by or on behalf of Issuer to such Purchaser in connection with the purchase of the Shares constitutes legal, tax or investment advice.

Section 4. OTHER COVENANTS AND AGREEMENTS OF THE PARTIES.

Section 4.1 Corporate Existence. From the date hereof until the Closing Date, Issuer shall at all times preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges as necessary to conduct its business and own and control its Subsidiaries.

Section 4.2 Conduct of Business. From the date hereof until the Closing Date, Issuer shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and each Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided, that nothing in this sentence shall limit or require any actions that the Board may, in good faith, determine to be inconsistent with their duties or Issuer’s obligations under applicable Legal Requirements or imposed by any Governmental Agency.

Section 4.3 Financial Statements. Issuer shall, and cause its Subsidiaries to, at all times maintain a system of accounting, on the accrual basis of accounting and in accordance with the requirements of the applicable Governmental Agency and with GAAP.

Section 4.4 Legend.

(a) Each Purchaser agrees that all certificates or other instruments representing the Shares shall bear a legend substantially to the following effect:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF SELLER AND BROKER REPRESENTATION LETTERS) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE). NO REPRESENTATION IS MADE BY THE ISSUER AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THESE SECURITIES.”

The certificates or other such instruments may also bear such other legends as Issuer determines to be appropriate, not inconsistent with this Agreement.

(b) In the event that any Shares: (i) become registered under the Securities Act; or (ii) are eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the Securities Act (other than Rule 144A), Issuer shall issue new certificates or other instruments representing such Shares, which shall not contain the applicable legends in Section 4.4(a) above; provided, that a Purchaser surrenders to Issuer the previously issued certificates or other instruments.

Section 4.5 Transfer of Shares. Subject to compliance with applicable securities laws, each Purchaser shall be permitted to transfer, sell, assign or otherwise dispose of (“Transfer”) all or a portion of the Shares at any time, and Issuer shall take all steps as may be reasonably requested by such Purchaser to facilitate the Transfer of the Shares; provided, that a Purchaser shall not Transfer any Shares if such transfer would require Issuer to be subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act. In furtherance of the foregoing, Issuer shall provide reasonable cooperation to facilitate any Transfers of the Shares, including, as is reasonable under the circumstances, by furnishing such information concerning Issuer and its business as a proposed transferee may reasonably request and making management of Issuer reasonably available to respond to questions of a proposed transferee in accordance with customary practice, subject in all cases to the proposed transferee agreeing to a customary non-disclosure agreement between such transferee and Issuer in a form substantially similar to any confidentiality agreement entered into by and between Issuer and such Purchaser.

Section 4.6 Most Favored Nation. During the period from the date of this Agreement through the Closing Date, neither Issuer nor its Subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in Issuer or any of its Subsidiaries that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of the Purchasers by this Agreement, unless, in any such case, the Purchasers have been provided with such rights and benefits.

Section 4.7 Indemnification.

(a) Indemnification of Purchasers. In addition to the indemnity provided to the Purchasers in the Registration Rights Agreement, Issuer will indemnify and hold each Purchaser and its advisors, directors, officers, shareholders, members, partners, employees, agents and Affiliates (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners, employees or Affiliates (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, “Purchaser Indemnified Person”) harmless from and against any and all losses, liabilities, obligations, claims, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”), that any such Purchaser Indemnified Person may suffer or incur as a result of: (i) any breach of any of the representations, warranties, covenants or agreements made by Issuer in this Agreement, or (ii) any action instituted against a Purchaser Indemnified Person in any capacity, or any of them or their respective Affiliates, by any shareholder of Issuer or other third party who is not such Purchaser, an Affiliate of such Purchaser, or an Affiliate of such Purchaser Indemnified Person, with respect to any of the transactions contemplated by this Agreement. Issuer will not be liable to any Purchaser Indemnified Person under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Indemnified Person’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Indemnified Person in this Agreement or in the other Transaction Documents or attributable to the actions or inactions of such Purchaser Indemnified Person.

(b) Limitation on Amount of Issuer’s Indemnification Liability.

(i) Deductible. Except as provided otherwise in Section 4.7(b)(iii), Issuer will not be liable for Losses that otherwise are indemnifiable under Section 4.7(a), unless and until the total of all Losses under Section 4.7(a) incurred by all Purchaser Indemnified Persons exceeds $25,000 (the “Threshold Amount”), in which event Issuer shall be responsible for the total amount of such Losses incurred.

(ii) Maximum. Except as provided otherwise in Section 4.7(b)(iii), the maximum aggregate liability of Issuer for all Losses under Section 4.7(a) is the Subscription Amount paid by Purchaser under this Agreement plus fees and expenses of the Purchaser Indemnified Party.

(iii) Exceptions. The provisions of Section 4.7(b)(i) and Section 4.7(b)(ii) do not apply to indemnification claims involving fraud or knowing and intentional misconduct on behalf of Issuer.

(c) Indemnification of Issuer. Each Purchaser shall indemnify, defend and hold harmless to the fullest extent permitted by law Issuer and its Affiliates and their respective directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (each, an “Issuer Indemnified Party”) against, and reimburse Issuer for, all Losses that any such Issuer Indemnified Party may suffer or incur as a result of any breach of any of the representations, warranties, covenants or agreements made by such Purchaser in the Transaction Documents. Each Purchaser will not be liable to any Issuer Indemnified Person under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Issuer’s Indemnified Person’s breach of any of the representations, warranties, covenants or agreements made by such Issuer Indemnified Person in the Transaction Documents or attributable to the actions or inactions of such Issuer Indemnified Person.

(d) Limitation on Amount of Purchaser’s Indemnification Liability.

(i) Deductible. Except as provided otherwise in Section 4.7(d)(iii), the Purchaser will not be liable for Losses that otherwise are indemnifiable under Section 4.7(c), unless and until the total of all Losses under Section 4.7(c) incurred by all Issuer Indemnified Parties exceeds the Threshold Amount, in which event the Purchaser shall be responsible for the total amount of such Losses.

(ii) Maximum. Except as provided otherwise in Section 4.7(d)(iii), the maximum aggregate liability of the Purchaser for Losses under Section 4.7(c) is the Subscription Amount paid by the Purchaser under this Agreement plus fees and expenses of the Issuer Indemnified Party.

(iii) Exceptions. The provisions of Section 4.7(d)(i) and Section 4.7(d)(ii) do not apply to indemnification claims involving fraud or knowing and intentional misconduct on behalf of the Purchaser.

(e) Conduct of Indemnification Proceedings. Any Person entitled to indemnification under this Agreement (the “Indemnified Person”) shall promptly give written notice to the party or parties liable for such indemnification (the “Indemnifying Person”) of any demand, claim or circumstance which would or might give rise to a claim or the commencement of any Proceeding in respect of which indemnity may be sought hereunder, provided, however, that the failure of any Indemnified Person so to notify the Indemnifying Person shall not relieve the Indemnifying Person of its obligations hereunder except to the extent that the Indemnifying Person is actually and materially and adversely prejudiced by such failure to notify. Promptly after receipt of a notice of a claim from an Indemnified Person, the Indemnifying Person may assume the defense and control thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person, and at Indemnifying Person’s own expense. If the Indemnifying Person assumes the defense of any claim, all Indemnified Persons shall thereafter deliver to the Indemnifying Person copies of all notices and documents (including court papers) received by the Indemnified Persons relating to the claim, and any Indemnified Person shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information that are reasonably relevant to such claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In any such Proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the retention of such counsel; (ii) the Indemnifying Person shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Person in such Proceeding; or (iii) in the reasonable judgment of counsel to such Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Person shall not be liable for any settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Person, the Indemnifying Person shall not effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding.

(f) Exclusive Remedies. Each party hereto acknowledges and agrees that following the Closing, the indemnification provisions hereunder shall be the sole and exclusive monetary remedies of the parties hereto for (i) any breach of any of the representations, warranties, covenants or agreements contained in this Agreement, and (ii) any claim, suit, action, proceeding or any other matter of whatsoever kind or nature arising out of, resulting from or related to the Transaction Documents or the transactions contemplated herein or therein; provided, that nothing herein shall limit in any way any such parties’ remedies in respect of fraud, criminal activity or willful misconduct by the other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. No investigation of Issuer by a Purchaser, or of a Purchaser by Issuer, whether prior to or after the date of this Agreement, shall limit any Indemnified Person’s exercise of any right hereunder or be deemed to be a waiver of any such right. The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law. Such payment shall not result in an adjustment to the value of the original investment reported by Issuer under GAAP.

(g) For purposes of the indemnity contained in Section 4.7(a)(i) and Section 4.7(c), all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “material adverse effect” and words of similar import shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and the Losses arising therefrom.

Section 4.8 Form D and Blue Sky. Issuer agrees to timely file a Notice of Exempt Offering of Securities on Form D with respect to the Shares as required under Regulation D. Issuer, on or before the Closing Date, shall take such action (if any) as Issuer shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification). Issuer shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

Section 4.9 No Integration. Issuer shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of Issuer shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchasers.

Section 4.10 Reasonable Best Efforts. Issuer and each Purchaser agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, including using reasonable best efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Agencies and the making of all necessary registrations and filings and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Agency; (c) the obtaining of all necessary consents, approvals or waivers from third parties; and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

Section 4.11 Securities Placement. Issuer and each Purchaser further acknowledge and understand that Issuer, during the ninety (90) day period after the Closing, may conduct a private placement of up to 150,000 shares of Common Stock in the aggregate, at a purchase price of $14.00 per share, in accordance with Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder (the “Second Common Stock Placement”). [Note: Relates only to the March 17, 2015 closing of a private placement of shares, which closed on substantially the same terms]

Section 4.12 Limitation on Beneficial Ownership. Except as provided herein, no Purchaser (and its Affiliates or any other Persons with which it is acting in concert or whose holdings would otherwise be required to be aggregated for purposes of the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act) will be entitled to purchase a number of Shares that would result in such Purchaser becoming, directly or indirectly, the beneficial owner (as determined under Rule 13d-3 under the Exchange Act) of more than 9.9% of the number of shares of Common Stock issued and outstanding (based on the number of outstanding shares as of the Closing Date).

Section 4.13 Gross-Up Rights.

(a) Sale of New Securities. After the Closing and for so long as any Purchaser, together with its Affiliates, owns at least 4.9% of the Common Stock issued and outstanding (excluding acquisitions subsequent to the Closing other than acquisitions pursuant to this section or in the Second Common Stock Placement), if at any time Issuer makes any public or nonpublic offering or sale of any equity or equity-linked security (any such security, a “New Security”) (other than any securities issuable (i) as consideration in connection with a bona fide arms-length direct or indirect merger, acquisition or similar transaction, (ii) in accordance with the terms of any employee benefit plans or compensatory arrangements approved by the Board of Directors (including upon the exercise of employee stock options granted pursuant to any such plans or arrangements), (iii) as part of a bona fide public offering or (iv) at the written direction of any Governmental Agency), then any such Purchaser shall be afforded the opportunity to acquire from Issuer for the same price (net of any underwriting discounts or sales commissions) and on the same terms as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock interest in Issuer immediately prior to any such issuance of New Securities. The amount of New Securities that each such Purchaser shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by such Purchaser and its Affiliates (assuming full conversion or exercise of any securities convertible into or exercisable for Common Stock) and the denominator of which is the number of shares of Common Stock then outstanding (assuming full conversion or exercise of any securities convertible into or exercisable for Common Stock). Notwithstanding anything herein to the contrary, in no event shall a Purchaser have the right to purchase securities hereunder to the extent such purchase would result in such Purchaser, together with its Affiliates, owning a greater percentage interest in Issuer than such Purchaser held immediately prior to the issuance of the New Securities (counting for such purposes all shares of Common Stock into or for which any securities owned by such Purchaser are directly or indirectly convertible or exercisable). For the avoidance of doubt, to the extent that Issuer complies with its obligations pursuant to this Section 4.13 with respect to any securities that are convertible or exchangeable into (or exercisable for) Common Stock, the Purchaser shall not have an additional right to purchase pursuant to this Section 4.13 additional securities as a result of the issuance of New Securities upon the conversion, exchange or exercise of such earlier issued securities (whether or not the Purchaser exercised its right to purchase such earlier issued securities).

(b) Notice. In the event Issuer proposes to offer or sell New Securities (the “Offering”), it shall give each Purchaser with rights under this Section 4.13 written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing, and other terms upon which Issuer proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten (10) Business Days, as the case may be, after the initial filing of a registration statement with the Commission with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after Issuer proposes to pursue any other offering. If the information contained in the notice constitutes material non-public information (as defined under the applicable securities laws), Issuer shall deliver such notice only to the individuals identified on such Purchaser’s signature page hereto, and shall not communicate the information to anyone else acting on behalf of such Purchaser without the consent of one of the designated individuals. Such Purchaser shall have ten (10) Business Days from the date of receipt of such a notice to notify Issuer in writing that it intends to exercise its rights provided in this Section 4.13 and as to the amount of New Securities such Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 4.13(a). Such notice shall constitute a nonbinding indication of interest of such Purchaser to purchase the amount of New Securities so specified at the price and other terms set forth in Issuer’s notice to it. The failure of such Purchaser to respond within such ten (10) Business Day period shall be deemed to be a waiver of such Purchaser’s rights under this Section 4.13 only with respect to the Offering described in the applicable notice.

(c) Purchase Mechanism. If such Purchaser exercises its rights provided in this Section 4.13, the closing of the purchase of the New Securities in connection with the closing of the Offering with respect to which such right has been exercised shall take place within thirty (30) calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of one hundred eighty (180) days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or shareholder approvals). Notwithstanding anything to the contrary herein, the closing of the purchase of the New Securities by such Purchaser will occur no earlier than the closing of the Offering triggering the right being exercised by such Purchaser. Each of Issuer and such Purchaser agrees to use its commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(d) Failure of Purchase. In the event a Purchaser fails to exercise its rights provided in this Section 4.13 within said ten (10) Business Day period or, if so exercised, such Purchaser is unable to consummate such purchase within the time period specified in Section 4.13(c) above because of its failure to obtain any required regulatory or shareholder consent or approval, Issuer shall thereafter be entitled (during the period of sixty (60) days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within ninety (90) days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4.13 by such Purchaser or which such Purchaser is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable in the aggregate to the purchasers of such securities than were specified in Issuer’s notice to such Purchaser. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed one hundred eighty (180) days from the date of the applicable agreement with respect to such sale. In the event Issuer has not sold the New Securities or entered into an agreement to sell the New Securities within said 60-day period (or sold and issued New Securities in accordance with the foregoing within ninety (90) days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed one hundred eighty (180) days from the date of said agreement)), Issuer shall not thereafter offer, issue or sell such New Securities without first offering such securities to such Purchaser in the manner provided above.

(e) Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f) Cooperation. Issuer and each Purchaser shall cooperate in good faith to facilitate the exercise of such Purchaser’s rights under this Section 4.13, including to secure any required approvals or consents.

(g) No Assignment of Rights. The rights of each Purchaser described herein shall be personal to such Purchaser and the transfer, assignment and/or conveyance of said rights from such Purchaser to any other person and/or entity (other than an Affiliate of the Purchaser) is prohibited and shall be void and of no force or effect.

Section 5. CONDITIONS PRECEDENT TO CLOSING.

Section 5.1 Conditions Precedent Purchasers’ Obligations. The obligation of each Purchaser to purchase and acquire shares of Common Stock at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by such Purchaser (as to itself only):

(a) Representations and Warranties. The representations and warranties of Issuer contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except for such representations and warranties that speak as of a specific date (which representations and warranties are so true and correct as of such date); provided, however, that for each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been true and accurate in all respects as of the date of this Agreement, and shall be true and accurate in all respects on the Closing Date (or such other date as specified) as if then made.

(b) Performance. Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Agency of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) Consents. Issuer and Purchaser, as the case may be, shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Common Stock, including but not limited to, any and all approvals or indications of non-objection from the applicable Governmental Agencies, all of which shall be and remain so long as necessary in full force and effect.

(e) Issuer Deliverables. Issuer shall have delivered the items set forth in Section 1.3(a).

(f) Director Purchaser. The Company shall have received immediately available funds sufficient to sell and issue to [Investor Name] no less than 76,001 Shares hereunder, evidence of which shall be provided to [Investor Name].

Section 5.2 Conditions Precedent to Issuer’s Obligations. Issuer’s obligation to sell and issue shares of Common Stock to each Purchaser at the Closing is subject to the fulfillment to the satisfaction of Issuer, on or prior to the Closing Date of the following conditions, any of which may be waived by Issuer:

(a) Representations and Warranties. The representations and warranties of such Purchaser contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except for such representations and warranties that speak as of a specific date (which representations and warranties are so true and correct as of such date).

(b) Performance. Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Agency of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) Purchaser Deliverables. Purchaser shall have delivered the items set forth in Section 1.3(b).

Section 6. MISCELLANEOUS.

Section 6.1 Successors and Assigns. The provisions of this Agreement will inure to the benefit of and be binding upon the parties and their successors and permitted assigns. Neither this Agreement, nor any rights or obligations hereunder, may be assigned by the Issuer without the prior written consent of the Purchasers. Except with respect to an assignment to an Affiliate of any Purchaser, which is available without restriction, neither this Agreement, nor any rights or obligations hereunder, may be assigned by a Purchaser without the prior written consent of Issuer.

Section 6.2 Time of the Essence. Time is of the essence of this Agreement.

Section 6.3 No Waiver. No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective with respect to any party unless set forth in writing signed by such party or duly authorized representative of such party, and any such waiver shall be effective only to the extent set forth in such writing. No failure to exercise or delay in exercising, by any party, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Issuer in any case shall, in itself, entitle Issuer to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Purchaser to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by a Purchaser to or of any breach or default by Issuer in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Issuer hereunder.

Section 6.4 Notices. All notices or communications in respect to this Agreement or the Securities shall be provided in writing and will be deemed given upon the earlier of: (a) actual receipt; and (b) five (5) Business Days after being sent by certified or registered mail, postage prepaid, return receipt requested, in each case as follows:

if to Issuer:                     Blue Ridge Bankshares, Inc.

17 West Main Street

Luray, Virginia 22835

Attention:         Brian K. Plum

      President and

      Chief Executive Officer

Telephone:       (540) 843-5207

E-mail:             bplum@mybrb.com

with a copy to:                           LeClairRyan, A Professional Corporation

951 East Byrd Street

Riverfront Plaza, 8th Floor

Richmond, Virginia 23219

Attention:         Scott H. Richter

Telephone:       (804) 343-4079

E-mail:             scott.richter@leclairryan.com

if to Purchaser:	To the address set forth under such Purchaser’s name on the signature page hereof; or such other address as may be designated in writing hereafter, in the same manner, by such Person.

Section 6.5 Survival. Subject to applicable statute of limitations, the representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Shares; provided, that the representations and warranties of Issuer and each Purchaser shall survive each Closing and delivery of the Shares but only for a period of twelve (12) months following the last Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such twelve (12) month period) and shall thereafter expire and have no further force and effect; provided further, that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.7 and 2.8 shall survive indefinitely, and the representations and warranties in Section 2.14 shall survive until sixty (60) days following the expiration of the applicable statutory statute of limitations. Notwithstanding anything in this Section 6.5 to the contrary, Issuer shall not be deemed to have breached a representation or warranty, or be in noncompliance with any agreement or covenant, solely as a result of Issuer reorganizing into the bank form of organization whereby each issued and outstanding share of Common Stock is converted on a one-for-one basis into one (1) share of common stock of the Bank.

Section 6.6 Confidential Customer Information. Each Purchaser shall not be liable for any loss, claim, damage or liability attributable to the disclosure of Confidential Customer Information to such Purchaser, provided that such loss, claim, damage or liability does not arise from any prohibited use or disclosure of such information by such Purchaser. To the extent any Confidential Customer Information is received by a Purchaser, it will use its reasonable best efforts to destroy or return such information to Issuer. Notwithstanding the foregoing, the Purchaser may retain such received Confidential Customer Information to comply with applicable law or regulation or professional standard or bona fide internal compliance policy requirements. Destruction of Confidential Customer Information is deemed to have occurred with respect to electronic files if such files are deleted from inboxes and hard-drives.

Section 6.7 No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of any Purchaser, shall be deemed to make such Purchaser a partner or joint venturer with Issuer or any other Purchaser.

Section 6.8 Publicity. Each party agrees that it shall not publicize this Agreement or the issuance of the Shares without the prior written consent of the other party, except that Issuer may make any filings required by law.

Section 6.9 Documentation. All documents and other instruments required by any of the provisions of this Agreement to be submitted to each Purchaser shall be in the form and substance satisfactory to such Purchaser.

Section 6.10 Additional Assurances. Each party agrees that, at any time or from time to time, upon the written request of the other party, it will execute all such further documents and do all such other acts and things as the other party may reasonably request to effectuate the transaction herein contemplated.

Section 6.11 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. In entering into this Agreement, neither party has relied upon any representation, warranty, covenant, obligation or other agreement that is not set forth herein or in the other Transaction Documents.

Section 6.12 Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Nothing herein shall be deemed to limit any rights, powers or privileges which each Purchaser may have pursuant to any law of the United States or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by such Purchaser which is lawful pursuant to, or which is permitted by, any of the foregoing.

Section 6.13 Forum; Venue. Issuer irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to the Transaction Documents shall be litigated only in courts within New York, New York. The parties hereto hereby consent and submit to the jurisdiction of any local, state, or federal court located within said city. The parties hereto hereby waive any right they may have to transfer or change the venue of any such litigation brought against Issuer or each Purchaser.

Section 6.14 No Third Party Beneficiary. This Agreement is made for the sole benefit of Issuer and each Purchaser, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder. For the avoidance of doubt, this Section 6.14 does not affect a Person’s rights to indemnification pursuant to 4.7.

Section 6.15 Construction. In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (a) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion; (b) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (c) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (d) “including” means “including, but not limited to”; (e) all references to articles, sections, paragraphs, clauses, schedules and exhibits are to articles, sections, paragraphs, clauses, schedules and exhibits in, of or to this Agreement unless otherwise specified; (f) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (g) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (h) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof. Issuer and each Purchaser further agree that this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 6.16 Certain Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP unless otherwise described differently.

Section 6.17 Discretion. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a party, to the making of a determination or designation by a party, to the application of a party’s discretion or opinion, to the granting or withholding of a party’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a party, or otherwise involving the decision making of a party, shall be deemed to mean that such party shall decide unilaterally using its sole and absolute discretion or judgment.

Section 6.18 WAIVER OF RIGHT TO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE SHARES OR ANY TRANSACTION DOCUMENT, OR ANY OTHER STATEMENTS OR ACTIONS OF ISSUER OR EACH PURCHASER. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY OR HAS HAD ACCESS TO INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. ISSUER AND EACH PURCHASER EACH FURTHER ACKNOWLEDGE THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES AND IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

Section 6.19 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Shares pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Issuer or any Subsidiary which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and none of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the Registration Rights Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement is between Issuer and a Purchaser, solely, and not between Issuer and the Purchasers collectively and not between and among the Purchasers.

Section 6.20 Execution. This Agreement may be executed in any number of counterparts, each of which will be an original and all, when taken together, will be considered one and the same agreement. This Agreement will become effective with respect to each Purchaser when the Issuer receives a counterpart hereof executed by such Purchaser. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 7. DEFINITIONS. The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person, and their respective Affiliates, members, shareholders, directors, officers, employees, agents and representatives.

“Business Day” means a day of the week other than a Saturday, Sunday or a legal holiday under the laws of the Commonwealth of Virginia or any other day on which banking institutions located in the Commonwealth of Virginia are authorized or required by law or other governmental action to close.

“Call Report” means the Consolidated Reports of Condition and Income that the Bank files with the FDIC on Federal Financial Institutions Examination Council Form 031.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means shares of common stock, no stated par value per share, of Issuer.

“Confidential Customer Information” means all non-public or confidential information that relates to personal financial information and identities of clients and customers, which may be disclosed, directly or indirectly, whether or not by mistake, by or from the Issuer’s controlling persons, directors, officers, employees, affiliates, associates, agents or advisors, to a Purchaser either in writing, orally or in any other form or medium, including but not limited to, loan tapes, deposit tapes, securities tapes, documents and records.

“Contemplated Transactions” means the transactions contemplated by this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means United States generally accepted accounting principles.

“Governmental Agency(ies)” means, individually or collectively, any governmental or regulatory authorities, agencies, arbitrators, courts, commissions or other entities, whether federal, state, local or foreign, or applicable self-regulatory organizations, including any federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions, or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to Issuer or any of its subsidiaries.

“Knowledge” means with respect to any statement made to the knowledge of Issuer, that the statement is based upon the actual knowledge of the executive officers of Issuer having responsibility for the matter or matters that are the subject of the statement after reasonable investigation.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

“Material Adverse Effect” means a material adverse effect: (a) in the condition, financial or otherwise, or on the results of operations (including but not limited to earnings), business, properties or assets of Issuer and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business; or (b) on the ability of Issuer to enter into and perform its obligations under, or consummate the transactions contemplated in, the Transaction Documents.

“Material Contract” means any of the following agreements of Issuer or any of its Subsidiaries:

(a) other than with respect to Loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $50,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(b) any real property lease and any other lease with annual rental payments aggregating $50,000 or more;

(c) any contract that by its terms limits the payment of dividends or other distributions by Issuer or any Subsidiary; and

(d) any contract that would reasonably be expected to prevent, materially delay, or materially impede Issuer’s ability to consummate the Contemplated Transactions; and

(e) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of Issuer or any of the Subsidiaries.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability Issuer, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or overtly threatened.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by each Purchaser of the Registrable Securities (as defined in the Registration Rights Agreement).

“Regulation D” means Regulation D promulgated under the Securities Act.

“Representative” means Purchaser’s directors, officers, employees and professional advisors engaged to advise such Purchaser with respect to this Agreement and the Contemplated Transactions who have a reasonable need to know information about Issuer and who agree in writing, in form and substance satisfactory to Issuer, not to use such information for their own benefit and to maintain the confidentiality of the information in question except as required otherwise by law or regulation.

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Amount” means with respect to each Purchaser, the aggregate amount to be paid for the Shares purchased hereunder as indicated on such Purchaser’s signature page to this Agreement next to the heading “Aggregate Purchase Price (Subscription Amount).”

“Subsidiary(ies)” means individually or collectively, any “significant subsidiary” of Issuer (as such term is defined in Rule 1-02 of Regulation S-X) and listed on Schedule A.

“United States” means the United States of America.

[THIS SPACE LEFT INTENTIONALLY BLANK]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first above written.

ISSUER: BLUE RIDGE BANKSHARES, INC.

By:
Name: Brian K. Plum
Title: President and
Chief Executive Officer

[Remainder of page intentionally left blank]

[Signature pages for Purchasers follow]

[Company Signature Page to Stock Purchase Agreement]

PURCHASER:

NAME OF PURCHASER:

By:
Name:
Title:

Aggregate Purchase Price
(Subscription Amount): $

Number of Shares
to be Acquired:

Tax ID No.:

Address for Notice:

Telephone:
Facsimile:
Email:
Attention:

Delivery Instructions: (if different than above)

[Purchaser Signature Page to Stock Purchase Agreement]

SCHEDULE A

SUBSIDIARIES

A list of all direct and indirect subsidiaries of Issuer is set forth below:

•	Blue Ridge Bank, Inc.

•	PVB Properties, LLC

SCHEDULE B

DISCLOSURE SCHEDULES

(see attached)

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

(see attached)

A-1

EXHIBIT B-1

ACCREDITED INVESTOR QUESTIONNAIRE

(ALL INFORMATION WILL BE TREATED CONFIDENTIALLY)

To: Blue Ridge Bankshares, Inc.

This Investor Questionnaire (“Questionnaire”) must be completed by each potential investor in connection with the offer and sale of shares of common stock, no par value per share (the “Shares”), of Blue Ridge Bankshares, Inc., a Virginia corporation (the “Company”). The Shares are being offered and sold by the Company without registration under the Securities Act of 1933, as amended (the “Securities Act”), and the securities laws of certain states, in reliance on the exemptions contained in Section 4(a)(2) of the Securities Act and on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. The Company must determine that a potential investor meets certain suitability requirements before offering or selling Shares to such investor. The purpose of this Questionnaire is to assure the Company that each investor will meet the applicable suitability requirements. The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemptions from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Your answers will be kept strictly confidential. However, by signing this Questionnaire, you will be authorizing the Company to provide a completed copy of this Questionnaire to such parties as the Company deems appropriate in order to ensure that the offer and sale of the Shares will not result in a violation of the Securities Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to purchasers of the Shares. All potential investors must answer all applicable questions and complete, date and sign this Questionnaire. Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.

PART A. BACKGROUND INFORMATION

Name of Beneficial Owner of the Shares:

Business Address:
(Number and Street)

(City)	(State)	(Zip Code)

Telephone Number: ( )

If a corporation, partnership, limited liability company, trust or other entity:

Type of entity:

Were you formed for the purpose of investing in the securities being offered?

Yes                 No

B-1-1

If an individual:

Residence Address:
(Number and Street)

(City)	(State)	(Zip Code)

Telephone Number: ( )

Age:	Citizenship:	Where registered to vote:

If an individual, set forth in the space provided below the state in the United States in which you maintain your residence:

If an entity, set forth in the space provided below the state in the United States in which you made your investment decision:

Are you a director or executive officer of the Company?

Yes                 No

Social Security or Taxpayer Identification No.

PART B. ACCREDITED INVESTOR QUESTIONNAIRE

In order for the Company to offer and sell the Shares in conformance with state and federal securities laws, the following information must be obtained regarding your investor status. Please initial each category applicable to you as a Purchaser of Shares.

1.	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

2.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

3.	An insurance company as defined in Section 2(13) of the Securities Act;

4.	An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;

5.	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

6.	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

7.	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

8.	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

B-1-2

9.	An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

10.	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

11.	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000 (see Note 11 below);

12.	A natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with that person’s spouse in excess of $300,000, in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

13.	An executive officer or director of the Company; and

14.	An entity in which all of the equity owners qualify under any of the above subparagraphs. If the undersigned belongs to this investor category only, list the equity owners of the undersigned, and the investor category which each such equity owner satisfies.

Note 11.	For purposes of calculating net worth under paragraph (11):

(A)	The person’s primary residence shall not be included as an asset;

(B)	Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(C)	Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

A. FOR EXECUTION BY AN INDIVIDUAL:

Date:	By:
Print Name:
B. FOR EXECUTION BY AN ENTITY:
Entity Name:

Date:	By:
Print Name:
Title:

B-1-3

C. ADDITIONAL SIGNATURES (if required by partnership, corporation or trust document):

Entity Name:

Date:	By:
Print Name:
Title:

Entity Name:

Date:	By:
Print Name:
Title:

B-1-4

EXHIBIT B-2

Stock Certificate Questionnaire

Pursuant to Section 1.3(b) of the Agreement, please provide us with the following information:

1.	The exact name that the Shares are to be registered in (this is the name that will appear on the stock certificate(s)). You may use a nominee name if appropriate:

2.	The relationship between the Purchaser of the Shares and the Registered Holder listed in response to Item 1 above:

3.	The mailing address, telephone and telecopy number of the Registered Holder listed in response to Item 1 above:

4.	The Tax Identification Number (or, if an individual, the Social Security Number) of the Registered Holder listed in response to Item 1 above:

B-2-1

EXHIBIT C

FORM OF LEGAL OPINION

Form of Opinion of Issuer Counsel*

1.	The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

2.	The Company has the corporate power and authority to execute and deliver and to perform its obligations under the Stock Purchase Agreement, including, without limitation, to issue the Shares.

3.	Each of the Transaction Documents has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchasers (to the extent they are a party), each of the Transaction Documents constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms under the laws of the Commonwealth of Virginia.

4.	The execution and delivery by the Company of the Stock Purchase Agreement and the issuance and sale of the Shares, do not and will not: (a) result in any violation of the Articles of Incorporation or Bylaws of the Company, (b) require any consent, waiver, approval or license by or order or authorization of, any federal or state Governmental Agency applicable to the Company, or (c) assuming the accuracy of the representations and warranties of the Company and the Purchaser contained in the Stock Purchase Agreement, violate any federal or Commonwealth of Virginia statute, rule or regulation (or any court order or judgment known to us to be) applicable to the Company.

5.	The Shares being delivered to the Purchasers pursuant to the Stock Purchase Agreement have been duly and validly authorized and, when issued, delivered and paid for as contemplated in the Stock Purchase Agreement, will be duly and validly issued, fully paid, and non-assessable, and free of any preemptive right or similar rights contained in the Company’s Articles of Incorporation or Bylaws.

6.	Assuming the accuracy of the representations and warranties of the Company and the Purchasers contained in the Stock Purchase Agreement, the offer, sale and delivery of the Shares to the Purchasers in the manner contemplated by the Stock Purchase Agreement, do not require registration under the Securities Act.

*	The opinion letter of Issuer’s counsel will be subject to customary limitations and carveouts.

EXHIBIT D

FORM OF SECRETARY’S CERTIFICATE

SECRETARY’S CERTIFICATE

The undersigned hereby certifies that she is the duly elected, qualified and acting Secretary of Blue Ridge Bankshares, Inc., a Virginia corporation (the “Company”), and that as such she is authorized to execute and deliver this certificate in the name and on behalf of the Company and in connection with the Stock Purchase Agreement, dated as of [December 31, 2014] ] [March 17, 2015], by and among the Company and the Purchasers (the “Stock Purchase Agreement”), and further certifies in her official capacity, in the name and on behalf of the Company, the items set forth below. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Stock Purchase Agreement.

1.	Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of the Company at a meeting held on December 17, 2014, which represent all of the resolutions approving the transactions contemplated by the Stock Purchase Agreement and the issuance of the Shares. Such resolutions have not in any way been amended, modified, revoked, or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

2.	A true, correct, and complete copy of the Articles of Incorporation, as amended, as in effect on the date hereof, is attached hereto as Exhibit B, and a true, correct, and complete copy of the Bylaws of the Company, as amended, as in effect on the date hereof, is attached hereto as Exhibit C, and no action has been taken to further amend, modify, or repeal such documents.

3.	Each person listed below has been duly elected or appointed to the position(s) indicated opposite his or her name and is duly authorized to execute and deliver the Stock Purchase Agreement and each of the Transaction Documents on behalf of the Company, and the signature appearing opposite such person’s name below is such person’s genuine signature.

Name	Position	Signature
Brian K. Plum	President and Chief Executive Officer

Amanda G. Story	Chief Financial Officer and Secretary

IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the             day of [December, 2014] [March, 2015].

BLUE RIDGE BANKSHARES, INC.

By:
Name:	Amanda G. Story
Title:	Secretary

I, Brian K. Plum, the President and Chief Executive Officer, hereby certify that Amanda G. Story is the duly elected, qualified and acting Secretary of the Company and that the signature set forth above is her true signature.

BLUE RIDGE BANKSHARES, INC

By:
Name:	Brian K. Plum
Title:	President and
Chief Executive Officer

2

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

OFFICER’S CERTIFICATE

On behalf of Blue Ridge Bankshares, Inc., a Virginia corporation (the “Company”), the undersigned, the President and Chief Executive Officer of the Company, pursuant to Section 1.3(a)(vi) of the Stock Purchase Agreement, dated as of [December 31, 2014] ] [March 17, 2015] by and among the Company and the Purchasers (the “Stock Purchase Agreement”), hereby represents, warrants and certifies as follows (capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Stock Purchase Agreement):

1.	The representations and warranties of the Company contained in the Stock Purchase Agreement are true and correct as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.

2.	The Company has performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

IN WITNESS WHEREOF, the undersigned has executed this certificate this             day off [December, 2014] [March, 2015].

BLUE RIDGE BANKSHARES, INC.

By:
Name:	Brian K. Plum
Title:	President and
Chief Executive Officer